EXHIBIT 21


                              LIST OF SUBSIDIARIES

         The following is a list of subsidiaries of the registrant. All such subsidiaries do business under their corporate name.

                                                         Jurisdiction of
     Subsidiary                                           Incorporation
     ----------                                          ---------------

A&B Plastics, Inc.                                           Virginia
A&B Plastics-Southwest, Inc.                                 Virginia
Duall Plastics, Inc.                                         Virginia
Filpac Inc.                                                  Canada
Porth Plastic Company                                        Virginia
Southern Plastics Company                                    Virginia
Tri-Lite Plastics, Inc.                                      Virginia
Tri-Lite Plastics-South, Inc.                                Virginia